Neah Power Begins Taking Pre-Orders for BuzzBar™ Product Suite Including; BuzzCell™, BuzzSol™ and BuzzBat™ Products

BOTHELL, Wash., (DATE)

Neah Power Systems, Inc., (OTCBB:NPWZ), a provider of proprietary, award-winning, patented power solutions announced that consumers can now pre-order the BuzzBar Suite of products including; the liquid-fueled BuzzCell, the sun-powered BuzzSol,  and AA battery-powered BuzzBat at www.neahpower.com.

 “We are very excited to bring this suite of products to market”, said Neah Power CEO, Chris D’Couto. “Our recent asset acquisition, ongoing improvements and consumer feedback has enabled these revolutionary product offerings.”

Unlike anything else that is on the market today, the BuzzBar charging suite, allows consumers to keep mobile devices like smart phones and tablets charged using a variety of power sources, and are never confined to a single source. Consumers can choose from the Neah-exclusive liquid fuel cells (BuzzCell), solar (BuzzSol), or easily available AA (BuzzBat) batteries.

The largest cell phone markets in the world are in Africa and India, where significant number of business and monetary transactions are done using cell phones. Unfortunately, they also have the most unstable power grids. Neah’s off-the-grid recharging solutions would play a critical role in these markets, and be welcomed assets for traveling professionals, outdoor enthusiasts, and people trapped in disaster areas.

Mr. D’Couto continued, “The pre-ordering process will allow Neah to reach certain minimum pre-orders to leverage the most cost effective production supply chain. With that intent, all BuzzBar Gen One orders will be upgraded to BuzzBar Gen Two without additional costs.”

Neah Power expects to be shipping the full suite of products as early as June 30, 2014. The BuzzCell is expected to have staggered shipments to ensure customer feedback, design iterations, and manufacturing scale up.

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About Neah Power

Neah Power Systems, Inc., (OTCBB:NPWZ) offers innovative, cutting-edge, patented power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Heather Bledsoe

Hitman, Inc. | (212) 300.6026

contractahit@yourhitman.com